CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Asian Currency Accelerated Return Securities	$352,000	$40.87*

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
*Fees of $29.14 were previously paid in connection with this offering as disclosed in the pricing supplement dated March 24, 2011 relating to HSBC USA Inc. Asian Currency Accelerated Return Securities.

Pricing Supplement Addendum dated April 4, 2011
to Pricing Supplement dated March 24, 2011
Prospectus Supplement dated April 9, 2009
and Prospectus dated April 2, 2009

HSBC USA Inc. $352,000 Asian Currency Accelerated Return Securities

On March 24, 2011, HSBC USA Inc. offered $251,000 of the securities.  An additional $101,000 of the securities are being offered hereby.  The securities previously offered on March 24, 2011 and the securities offered hereby will have identical terms and conditions and will be part of the same series. Reference is made to the related pricing supplement, prospectus supplement and prospectus for a description of the terms and conditions of the securities.

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per security.

CUSIP / ISIN:	4042K1EP4 / US4042K1EP40

Trade Date:	March 24, 2011.

Pricing Date:	March 25, 2011.

Settlement Date:	April 4, 2011.

Maturity Date:	Expected to be March 28, 2013, or if such day is not a Business Day, the next succeeding Business Day.

Form of Securities:	Book-Entry.

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Investment in the securities involves certain risks. You should refer to “Selected Risk Considerations” beginning on page PS-5 of the related pricing supplement and “Risk Factors” beginning on page S-3 of the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement addendum, the related pricing supplement, or prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.